Exhibit 99.1
Cinemark Announces an Amendment to Designate Barclays as the Administrative Agent of its Senior Secured Credit Facility
PLANO, Texas, January 19, 2010 — Cinemark Holdings, Inc. (NYSE: CNK) today announced it has launched an amendment to its senior secured credit facility that will allow it to appoint Barclays Bank PLC as administrative agent, replacing Lehman Commercial Paper Inc. If approved, this amendment is expected to be completed by the end of January 2010.
Cinemark also announced it is considering seeking an additional amendment to, among other things, extend the maturity of its senior secured credit facility. If pursued, this additional amendment would provide the terms under which existing lenders could elect to extend the maturity of their loans in the credit facility.
About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark is the second largest motion picture exhibitor in the world in terms of both attendance and the number of screens in operation. As of September 30, 2009, Cinemark operates 426 theatres and 4,908 screens in 39 states in the United States and one Canadian province and internationally in 13 countries, including Brazil, Mexico, Chile, Colombia, Argentina, Peru, Ecuador, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Guatemala. For more information go to www.cinemark.com.